Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CoreSite Realty Corporation:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-177052 and 333-177053) and Form S-8 (No. 333-169610) of CoreSite Realty Corporation of our report dated May 13, 2010, with respect to the combined balance sheets of CoreSite Acquired Properties, as of December 31, 2009 and 2008, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related combined financial statement schedule III, which report appears in the Form 8-K of CoreSite Realty Corporation dated November 8, 2011.
Our report dated May 13, 2010, contains an explanatory paragraph that states that one of the combined entities has significant short-term debt obligations that raise substantial doubt about its ability to continue as a going concern. The combined financial statements and financial statement schedule do not include any adjustments that might result from the outcome of the uncertainty.
/s/ KPMG LLP
Denver, Colorado
November 8, 2011